Exhibit 99.1

            Heartland Partners, L.P.
            53 W. Jackson Blvd., Suite 1150
            Chicago, IL 60661
            312-575-0400


AT HEARTLAND PARTNERS, L.P.:                   AT THE INVESTOR RELATIONS CO.
Lawrence Adelson
Chief Executive Officer                        Brien Gately
(312) 834-0592                                 (847) 296-4200



    HEARTLAND PARTNERS PRELIMINARY RESULTS FOR 2ND QUARTER OF 2005; DELAY IN
                                FILING FORM 10Q


CHICAGO, AUGUST 15, 2005-- Heartland Partners, L.P. (AMEX: HTL) (the "Company") today reported preliminary unaudited results for the fiscal quarter and six months ended June 30, 2005. The Company also announced a delay in the filing of its quarterly report on Form 10-Q with the Securities and Exchange Commission while it completes its financial statements.

The Company reported net income for the quarter ended June 30, 2005 of $613,000 with property sales of $170,000 and a gain on sale of buildings and improvements of $430,000. The net income will be allocated entirely to the Class B Limited Partner in accordance with the terms of the Company`s partnership agreement.

In comparison, operations for the quarter ended June 30, 2004, resulted in property sales of $749,000 and a net loss of ($1,357,000). After allocations to the Class B Limited Partner and General Partner pursuant to the terms of the Company's partnership agreement, there was a net loss of ($0.42) per Class A Unit for the second quarter of 2004.

For the six months ended June 30, 2005, the Company reported a net loss of ($474,000) with property sales of $4,373,000 and a gain on sale of buildings and improvements of $430,000. For the six months ended June 30, 2004, the Company had a net loss of ($420,000) with property sales of $3,864,000.

Several factors contributed to the increase in operating results for the second quarter of 2005 compared to the second quarter of 2004. During the quarter ended June 30, 2005, there was a reduction of the environmental reserve related to several sites and recovery of environmental expenses from US Borax in connection with the Company's Lite Yard property in Minneapolis, Minnesota. During the quarter ended June 30, 2004, the Company increased the environmental reserve for off-site costs related to its Lite Yard property. Also reflected in the results for the second quarter of 2005 is a favorable settlement of a billing dispute with a vendor and reductions in the Company's expenses from staff reductions and a lower volume of transactions. For the first six months of 2005 compared to the first six months of 2004, the reductions in the environmental reserve and various expenses were offset by the high cost of sales recognized in connection with the sale of Kinzie Station II in 2005. Sales in the first half of 2004 had higher gross profit as a result.

The Company is in the process of attempting to sell the remainder of its real estate assets and resolve its environmental and other liabilities. The Company faces challenges and uncertainties as to the outcome of pending litigation, the


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resolution of pending environmental claims and liabilities and has generally experienced continued operating losses. The Company's management has taken, and intends to take additional steps, including reducing fixed overhead, to position the Company to deal with its current and expected financial condition. There is no guarantee, however, that any action taken by the Company's management will be successful.



ABOUT HEARTLAND

Heartland Partners, L.P. is a Chicago-based real estate limited partnership with properties in 9 states, primarily in the upper Midwest and northern United States. CMC Heartland is a subsidiary of Heartland Partners, L.P. and is the successor to the Milwaukee Road Railroad, founded in 1847.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company, the Company or its management "believes," "expects," "intends," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.


                                 -TABLES FOLLOW-




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
                            HEARTLAND PARTNERS, L.P.
                                FINANCIAL SUMMARY
                  (amounts in thousands, except per unit data)
                           (preliminary and unaudited)

                    Summary Condensed Consolidated Operations

                                For the Three Months Ended           For the Six Months Ended
                                         June 30,                            June 30,
                               -----------------------------       ------------------------------
                                  2005             2004               2005              2004
                               ------------     ------------       ------------      ------------
Operating income (loss)       $      218       $    (1,296)       $     (877)       $    (666)
Total other income (expense)         395               (61)              403              246
                               ------------     ------------       ------------      ------------
  Net income (loss)           $      613       $    (1,357)       $     (474)       $    (420)
                               ------------     ------------       ------------      ------------

Net loss per Class A
  Unit (a)                    $     --         $     (0.42)       $     --          $     --
                               ------------     ------------       ------------      ------------



                  Summary Condensed Consolidated Balance Sheets

                                 June 30,                          December 31,
                                   2005                                2004
                               ------------                        ------------

Properties, net               $      2,725                        $      6,416

Cash and other assets(b)             6,830                               5,257
                               ------------                        ------------

Total assets                         9,555                              11,673

Total liabilities (c)                4,893                               6,537
                               ------------                        ------------

Partners' capital             $      4,662                        $      5,136
                               ------------                        ------------


a)   Net income (loss) per Class A Unit is computed by dividing net income
     (loss), allocated to the Class A limited partners, by 2,092,438 Class A limited partner units outstanding. The net income (loss) for the three months and six months ended June 30, 2005 was allocated entirely to the Class B limited partner per the terms of the partnership agreement.

b) Cash and other assets reflect an allowance of $7.334 million and $7.234 million for amounts due from affiliate at June 30, 2005 and December 31, 2004, respectively.

c) Total liabilities include an allowance for claims totaling $2.455 million and $4.228 million at June 30, 2005 and December 31, 2004, respectively.

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